PRICING SUPPLEMENT NO. 95 DATED AUGUST 16, 2001             Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                      Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                        File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.

Aggregate Principal Amount:             $     2,767,000.00
Original Issue Date (Settlement Date):  August 21, 2001
Stated Maturity Date:                   July 15, 2004
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          6.000% Per Annum
Interest Payment Dates:                 July 15 and January 15 and Semi-Annually
                                        Thereafter Commencing January 15, 2002

Survivor's Option:                      [ X ] Yes                     [   ] No
Optional Redemption:                    [   ] Yes                     [ X ] No


                                        Principal Amount of Notes
        Agent                           Solicited by Each Agent

First of Michigan Corporation           $           26,000
Prudential Securities Incorporated      $        1,549,000
J.J.B. Hilliard, W.L. Lyons, Inc        $          352,000
Raymond James & Associates, Inc         $          202,000
Comerica Securities, Inc.               $          385,000
J.W. Korth & Company                    $          253,000
        Total                           $        2,767,000

                                        Per Note Sold by
                                        Agents To Public           Total

Issue Price:                            $         1,000.00    $    2,767,000.00
Agent's Discount or Commission:         $             5.00    $       13,835.00
Maximum Dealer's Discount or
  Selling Concession:                   $             7.00    $       19,369.00
Proceeds to the Company:                $           988.00    $    2,733,796.00

CUSIP Number:  12589SCZ3

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.